Exhibit 99.1

Creatd Completes Acquisition of Controlling Stake in Influencer Talent Management Agency, WHE

●	Transaction will be immediately accretive to Creatd’s earnings.
●	WHE is expected to generate net revenues of $1.2 to 1.5 million over the next 12 months, from gross sales of over $6.5 million.

FORT LEE, N.J., July 20, 2021 /PRNewswire/ -- Creatd, Inc. (Nasdaq CM: CRTD) ("Creatd" or the "Company"), the parent company of Vocal, today announced that it has completed its acquisition of a controlling stake of WHE Agency (“WHE”), following the Company’s initial announcement of the proposed transaction in mid-June. WHE is a talent management and public relations agency dedicated to the representation and management of family- and lifestyle-focused influencers and digital creators. Bringing the WHE talent roster into the Creatd family is expected to benefit both Vocal and WHE's creator networks.

The Company anticipates that WHE will close approximately $6.5 million in gross sales over the next 12 months, resulting in net revenues of $1.2 to 1.5 million during that period. The transaction is expected to be immediately accretive to Creatd's earnings. The Company is on track to accelerate its revenue growth with similar opportunities in the near future.

Commented Creatd CEO Jeremy Frommer, "The creator economy wouldn't be growing like it is without the rise of platforms such as Vocal, which gave creators a voice and a new way to connect with audiences. What followed was the ability for these connected creators to leverage their influence to communicate on brands' behalf. This year alone, brands are expected to spend a total of $8 billion on creator-led influencer campaigns, and $15 billion by 2022."

WHE's founder, Tracy Willis, added, "WHE was established on the premise that the success of influencer marketing would be best defined by long-term gain for our incredible creator talent and the brands they collaborate with, including Proctor and Gamble, Mattel, Audible, and HelloFresh. Creatd has cultivated an ideal environment for WHE to thrive: a creator-first mentality and the safe and moderated communities that are paramount for our family-oriented creators. Joining the Creatd family positions WHE to further amplify our footprint, by expanding our creator network through the Vocal platform, introducing new verticals, and deepening brand ties."

WHE currently represents 55+ family- and lifestyle-focused creators, including notable talent such as: Jessica Skube, creator of the YouTube channel JesssFam; actor and Disney star David Henrie; Kyra Sivertson, creator of the OKbaby YouTube channel; Tiffani Rose Beaston, co-creator of the Beauty & The Beastons Youtube channel, and; YouTube co-creators Rachelle and Justin. Together, WHE’s influencer talent reaches a combined audience of over 50 million followers and growing.

About Creatd

Creatd, Inc. (Nasdaq CM: CRTD) is a creator-first technology company and the parent company of the Vocal platform. Our mission is to empower creators, entrepreneurs, and brands through technology and partnership. We accomplish this through Creatd's three main business pillars: Vocal Ventures, Creatd Partners and Recreatd.

For news and updates, subscribe to Creatd's newsletter: https://creatd.com/newsletter

Investor Relations Contact: ir@creatd.com

Forward-Looking Statements

Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission filings.